Exhibit (n)(6)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation

New York, New York

We hereby consent to the use in the Prospectus Supplement dated September 10, 2012, of our report dated August 22, 2012, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in the Prospectus Supplement.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

September 10, 2012